Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of NanoViricides, Inc. on Form S-3 (No. 333-271706) of our report dated September 29, 2025, on our audits of the financial statements as of June 30, 2025 and 2024 and for each of the years then ended, which report is included in this Annual Report on Form 10-K to be filed on or about September 29, 2025. Our report includes an explanatory paragraph about the existence of substantial doubt concerning the Company’s ability to continue as a going concern.

/s/ EISNERAMPER LLP

EISNERAMPER LLP
Iselin, New Jersey
September 29, 2025